Exhibit 21.1

List of Subsidiaries of Robo.ai Inc.

Subsidiaries	Jurisdiction of Incorporation
ROBO.AI Holding Limited	Cayman Islands
Roboai Investments L.L.C-FZ	UAE
Robus Trading FZ	UAE
ROBOAIIO GENERAL TRADING LLC	UAE
NWTN Automobile Cars Trading - Sole Proprietary LLC	UAE
Neurovia AI Limited	British Virgin Islands
QC Capital Limited	British Virgin Islands
Robocar Inc.	British Virgin Islands
Robocar International LLC	Hong Kong
Simo Robot Technology (Shanghai) LTD	Mainland China
Rovtol LTD	Cayman Islands
Rovtol International Limited	Cayman Islands